FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ANNUAL REPORT OF
REPUBLIC OF SOUTH AFRICA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2010
SECURITIES REGISTERED*
(As of the close of the fiscal year)

Amounts as to
	which	Names of
	registration	exchanges on
Title of Issue	is effective	which registered

N/A	N/A	N/A
Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:
Jeffrey C. Cohen, Esq.
Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105

*	The Registrant is filing this annual report on a voluntary basis.

SIGNATURE
EXHIBIT INDEX
EX-99.E
EX-99.F

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, Republic of South Africa, has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on the 28th day of February 2011.
REPUBLIC OF SOUTH AFRICA

By	/s/ Thuto Shomang
Thuto Shomang
Chief Director: Liability Management
National Treasury
Republic of South Africa

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Explanatory Note
     The purpose of this amendment to the annual report on Form 18-K (the “Annual Report”) of the Republic of South Africa (the “Republic”) for the fiscal year ended March 31, 2010 is to file both the Quarterly Bulletin No. 258, dated December 2010, of the South African Reserve Bank and the Republic of South Africa Budget Review 2011.
     This amendment to the Annual Report comprises:
(a)	Pages numbered 1-4 consecutively

(b)	The following exhibits:
                      Exhibit 99.E — Quarterly Bulletin No. 258, dated December 2010, of the South African Reserve Bank.
                      Exhibit 99.F — Republic of South Africa Budget Review 2011.
     This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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EXHIBIT INDEX

Exhibit	Description

24	Power of Attorney, dated December 6, 2010(1).

99.E	Quarterly Bulletin No. 258, dated December 2010, of the South African Reserve Bank.

99.F	The Republic of South Africa Budget Review 2011.

(1)	Incorporated by reference from the Form 18-K/A filed on December 9, 2010, file number 033-85866.

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